Exhibit 99.1

DiaMedica Therapeutics Reports Third Quarter 2026

Financial Results and Provides Business Highlights

●	Enrollment Complete in First Two Cohorts of Phase 2 Early-Onset Fetal Growth Restriction Trial; KOL Event Featuring Preliminary Results Scheduled for November 24
●	ReMEDy2 Phase 2/3 Acute Ischemic Stroke Trial Surpasses 200-Participant Enrollment Threshold; Interim Analysis Expected Q1 2027
●	Conference Call and Webcast November 13 at 8:00 AM Eastern Time / 7:00 AM Central Time

Minneapolis, Minnesota – November 12, 2026 (Business Wire) – DiaMedica Therapeutics Inc. (“DiaMedica” or the “Company”) (Nasdaq: DMAC), a clinical-stage biopharmaceutical company focused on developing novel treatments for preeclampsia (PE), fetal growth restriction (FGR) and acute ischemic stroke (AIS), today provided a business update and reported financial results for the third quarter ended September 30, 2026. Management will host a conference call Friday, November 13, 2026, at 8:00 AM Eastern Time / 7:00 AM Central Time to discuss its business update and third quarter 2026 financial results.

"During the third quarter and recent weeks, we continued to advance DM199 across each of our clinical programs, including completing enrollment in the first two cohorts of our Phase 2 early-onset fetal growth restriction study and reaching the 200-participant enrollment threshold for the planned interim analysis of ReMEDy2," said Rick Pauls, President and Chief Executive Officer of DiaMedica Therapeutics. "We believe these programs address serious diseases in which impaired blood flow and vascular dysfunction play a meaningful role and where new treatment options are needed. We look forward to presenting preliminary results from the first two FGR cohorts at our November 24 key opinion leader (KOL) event and to the ReMEDy2 interim analysis expected in the first quarter of 2027."

"Our clinical programs are providing important opportunities to evaluate the pharmacologic effects of DM199 across pregnancy-related vascular disorders and acute ischemic stroke," said Julie Krop, MD, Chief Medical Officer of DiaMedica Therapeutics. "In preeclampsia, the Part 1a results demonstrated rapid and sustained reductions in maternal blood pressure and supported advancement into studies of early-onset disease. In FGR, enrollment of the first two dose cohorts has now been completed, and we look forward to reviewing the preliminary safety and clinical findings with leading maternal-fetal medicine experts later this month. In ReMEDy2, reaching the 200-participant threshold enables the prespecified interim analysis in AIS once the 200th participant completes their 90-day follow-up."

Recent Corporate Highlights

●

Fetal Growth Restriction Phase 2 Update: Enrollment has been completed in the first two of three planned cohorts of the investigator-sponsored Phase 2 early-onset FGR trial, consisting of 12 participants treated at the 5 µg/kg and 10 µg/kg dose levels. This is the first clinical study of DM199 in patients with early-onset FGR. DiaMedica will host a virtual KOL event on November 24, 2026, featuring leading maternal-fetal medicine experts Professor Catherine Cluver, MD, PhD; Professor Stephen Tong, MBBS, PhD; Professor Susan Walker, AO, MBBS, MD; and Professor Andrew Shennan, OBE, MBBS, MD. The event will include preliminary, interim topline results from the first two FGR cohorts and a discussion of FGR, the current treatment landscape and the clinical rationale for evaluating DM199 as a potential treatment in the management of FGR.

●

Health Canada Authorizes Global Phase 2 Early-Onset Preeclampsia Study: Following the September 2026 authorization from Health Canada, DiaMedica is preparing to initiate its open-label, Phase 2 dose-finding study in early-onset preeclampsia. The study is designed to enroll approximately 30 participants across three dose levels informed by results from both the initial dose-escalation cohort (Part 1a) and preliminary FGR results from the investigator sponsored trial. DiaMedica is working with clinical sites in Canada and is also preparing to expand this PE study to the United Kingdom, subject to regulatory authorization.

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European Authorization for Early-Onset Preeclampsia Phase 2 Trial: In October 2026, DiaMedica received conditional authorization from the European Medicines Agency (EMA) for its open-label, Phase 2 dose-finding study in early-onset preeclampsia with consideration for full approval after submission of country-specific ethical and site requirements. This creates the opportunity for future global expansion.

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U.S. Regulatory Update for Preeclampsia: DiaMedica continues its work to address U.S. Food and Drug Administration (FDA) feedback regarding the nonclinical reproductive toxicity information needed to support a U.S. Investigational New Drug (IND) application for DM199 in preeclampsia. In June 2026, DiaMedica received written feedback from FDA on this topic. Based on this feedback, the Company believes that the previously completed rat reproductive toxicity study may be adequate to support IND clearance, provided DiaMedica can demonstrate adequate DM199 exposure, enzymatic activity, and pharmacologic effect in rats. The in-life portion of this study has been completed and pharmacokinetic and pharmacologic results are due in the coming weeks. Once these results are completed, DiaMedica plans to submit the data package to FDA for review.

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Acute Ischemic Stroke (AIS) ReMEDy2 Phase 2/3 Clinical Developments: Enrollment in the pivotal Phase 2/3 ReMEDy2 trial (NCT05065216) has reached the prespecified threshold of 200 participants for the trial's planned interim analysis. The independent Data Safety Monitoring Board (DSMB) will conduct the interim analysis after the 200th participant completes their 90-day follow-up. The DSMB will assess the need for a sample-size re-estimation or stopping for futility based upon a primary efficacy endpoint analysis of the proportion of participants with a modified Rankin Scale (mRS) score of 0 or 1, indicating an excellent outcome. If the trial continues, the final sample size will range between 300 and 728 participants according to a predetermined statistical plan. DiaMedica will remain blinded to the data at the interim analysis. Patient recruitment will continue at clinical sites while the 200th participant completes 90-day follow-up and the interim analysis is conducted. The Company expects the interim analysis to be completed in the first quarter of 2027.

Financial Results Highlights for the Quarter Ended September 30, 2026

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Cash Position and Runway – Cash, cash equivalents and short-term investments were $34.9 million as of September 30, 2026, compared to $59.9 million as of December 31, 2025. Current liabilities were $7.5 million as of September 30, 2026, resulting in working capital of $28.0 million, compared to current liabilities of $5.1 million and working capital of $55.5 million as of December 31, 2025. Based on its current plans, the Company anticipates its current cash, cash equivalents and short-term investments will enable the Company to fund its planned clinical studies and support corporate operations into Q4, 2027.

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Cash Flows – Net cash used in operating activities for the nine months ended September 30, 2026 was $26.0 million compared to $21.3 million for the same period in 2025. The increase resulted primarily from the increased net loss, partially offset by changes in operating assets and liabilities during the current year period.

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Research and Development (R&D) – R&D expenses were $9.2 million and $25.4 million for the three and nine months ended September 30, 2026, respectively, up from $6.4 million and $17.9 million for the three and nine months ended September 30, 2025, respectively. The increases are primarily due to cost increases driven by the expansion of the Company’s clinical team; the ongoing ReMEDy2 clinical trial, including its global expansion; the start-up of the Phase 2 PE trial in Canada and the UK; additional reproductive toxicity testing being performed in support of the PE program in the United States; increased manufacturing development activity and increased non-cash share-based compensation. The Company expects that R&D expenses will moderately increase in future periods relative to recent prior periods as enrollment continues in the ReMEDy2 trial and start-up progresses in the Phase 2 PE trial.

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General and Administrative (G&A) – G&A expenses were $2.4 million and $7.2 million for the three and nine months ended September 30, 2026, respectively, down slightly from $2.6 million and $7.3 million for the three and nine months ended September 30, 2025, respectively. The decrease for the three-month period was driven primarily by decreased professional fees, partially offset by increased non-cash share-based compensation expense. The decrease for the nine-month period resulted primarily from a reduction in current-year legal and other professional fees, partially offset by increased personnel costs incurred in conjunction with staff expansion. The Company expects G&A expenses to remain steady in future periods as compared to recent prior periods.

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Net Loss – Net losses were $11.3 million and $31.5 million for the three and nine months ended September 30, 2026, respectively, up from $8.6 million and $24.0 million for the three and nine months ended September 30, 2025, respectively.

Conference Call and Webcast Information

DiaMedica management will host a conference call and webcast to discuss its business update and third quarter 2026 financial results on Friday, November 13, 2026, at 8:00 AM Eastern Time / 7:00 AM Central Time:

Date:	Friday, November 13, 2026
Time:	8:00 AM EST / 7:00 AM CST
Web access:	https://app.webinar.net/E7o3nqXDVeq
Dial In:	+1 (646) 357-8766
Conference ID:	7582187

Interested parties may access the conference call by dialing in or listening to the simultaneous webcast. Listeners should log on to the website or dial in 15 minutes prior to the call. The webcast will remain available for play back on the Company’s website, under investor relations - events and presentations, following the earnings call and for 12 months thereafter. A telephonic replay of the conference call will be available until November 19, 2026, by dialing (800) 770-2030 (US Toll Free) and entering the replay passcode: 7582187#.

About the Phase 2 Investigator-Sponsored Trial of DM199 in Preeclampsia and Fetal Growth Restriction

The Phase 2 study is an open-label, single center, single-arm, safety and pharmacodynamic, proof-of-concept, investigator-sponsored trial of DM199 for the treatment of PE and FGR that is currently being conducted at Tygerberg Hospital in Cape Town, South Africa. This Phase 2 study consists of three studies (Part 1a, Part 1b and Part 2) in PE and a single study in FGR (Part 3). Part 1a has been completed; the FGR study has initiated enrollment, and its first two cohorts of 12 participants in total have been enrolled; and Parts 1b and 2 are expected to initiate in by the end of 2026, as follows:"

Preeclampsia (PE)

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Part 1a late-onset PE: dose-escalation study evaluating single intravenous (IV) / single subcutaneous (SC) DM199 doses in late-onset PE subjects enrolled within 72 hours of delivery , including a confirmatory extension cohort of up to 12 participants at the cohort 10 dose level, which was completed in June 2026.

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Part 1b late-onset PE: dose-expansion study evaluating continuous IV infusion in up to 30 late-onset PE subjects enrolled within 72 hours of delivery, using a dosing level identified in Part 1a; initial enrollment expected by the end of 2026.

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Part 2 early-onset PE: evaluation of repeated SC dosing of DM199 in up to 30 early-onset PE subjects until delivery (expectant management), using three dose levels at 5, 10 and up to 15 µg/kg. The dose for the third cohort will be between 1 and 15 µg/kg based on results from the first two cohorts; initial enrollment expected by the end of 2026.

Fetal Growth Restriction (FGR)

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Part 3 early-onset FGR: evaluating repeated SC dosing in up to 30 early-onset FGR subjects until delivery, using up to three dose levels initially based on Part 1a data; enrollment commenced in June 2026 and the first two cohorts of 5 and 10 µg/kg have completed enrollment of six subjects per cohort. The dose for the third cohort will be between 1 and 15 µg/kg based on results from the first two cohorts.

About Fetal Growth Restriction

Fetal growth restriction (FGR) occurs when a fetus fails to reach its genetically determined growth potential in the womb, most commonly due to placental insufficiency. FGR affects an estimated 10% of pregnancies worldwide and is associated with significantly increased risks of stillbirth, preterm birth, and neonatal morbidity, as well as long-term neurodevelopmental, cardiovascular, and metabolic complications. In severe, early-onset cases, FGR often necessitates delivery before 32 weeks of gestation, when the risks of prematurity must be weighed against the dangers of continued growth restriction in utero. See the recently released white paper, “Preeclampsia & Fetal Growth Restriction : DiaMedica Therapeutics, Inc. (DMAC.)”

About Preeclampsia

Preeclampsia is a serious pregnancy disorder that typically develops after the 20th week of gestation, characterized by high blood pressure and damage to organ systems, often the kidneys and liver. Affecting up to 8% of pregnancies worldwide, preeclampsia can pose significant risks to both the mother and baby, including risk of stroke, placental abruption, progression to eclampsia, premature delivery, and death. Preeclampsia occurs in two stages. First, in early pregnancy, the placenta fails to embed properly in the wall of the uterus, and the spiral arteries in the uterine wall that are supposed to dilate to promote healthy blood flow to the placenta do not widen. Stage 2 then occurs after 20 weeks of pregnancy as the placenta, which has been chronically starved of oxygen from the blood, begins to release noxious factors into the mother’s circulation, inflicting widespread damage to her blood vessels and causing systemic endothelial dysfunction. Symptoms may include severe headaches, vision changes, upper abdominal pain and swelling in the hands and face. Delivery of the baby, often very prematurely, is the only available option for stopping the progression of preeclampsia. Women who have had preeclampsia have three to four times the risk of high blood pressure and double the risk for heart disease and stroke.

About Acute Ischemic Stroke

Acute ischemic stroke (AIS) occurs when a blood clot blocks a vessel supplying blood to the brain, leading to a sudden loss of oxygen and nutrients and, if not corrected, ultimately neuronal cell death. According to the U.S. Centers for Disease Control and Prevention, stroke causes approximately one out of every 20 deaths in the U.S. each year, and nearly nine out of 10 strokes are ischemic. No new therapeutics have been approved for acute ischemic stroke in over 25 years. When a blood vessel in the brain becomes blocked during a stroke, a core area of the affected brain tissue will typically suffer a nearly complete loss of blood flow, while the surrounding area (the “ischemic penumbra”) receives only about 20-40% of normal blood flow. Cells in the core area are rapidly depleted of their oxygen and glucose stores, leading, often within minutes, to cell death. The cells in the penumbral area may remain viable for several hours but are eventually at risk of damage.

About DiaMedica Therapeutics Inc.

DiaMedica Therapeutics Inc. is a clinical stage biopharmaceutical company committed to improving the lives of people suffering from serious ischemic diseases with a focus on preeclampsia, fetal growth restriction and acute ischemic stroke. DiaMedica’s lead candidate DM199 is the first pharmaceutically active recombinant (synthetic) form of the KLK1 protein, an established therapeutic modality in Asia for the treatment of acute ischemic stroke, preeclampsia and other vascular diseases. For more information visit the Company’s website at www.diamedica.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information that are based on the beliefs of management and reflect management’s current expectations. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” or “would,” the negative of these words or such variations thereon or comparable terminology and the use of future dates are intended to identify forward-looking statements and information. The forward-looking statements and information in this press release include statements regarding the timing, nature and requirements for regulatory applications and approvals, including the application for an IND for the study of DM199 as a treatment for preeclampsia, the submission of data to FDA and the potential expansion of the Phase 2 early-onset preeclampsia study to new jurisdictions; the timing and scope of enrollment in clinical trials; the content of the planned KOL event and preliminary results from the Phase 2 early-onset fetal growth restriction trial; ReMEDy2 trial enrollment, the timing and potential outcomes of the interim analysis and the final sample size of the trial; anticipated clinical benefits and success of DM199 for the treatment of preeclampsia, fetal growth restriction and acute ischemic stroke; future R&D and G&A expenses and the Company’s projected cash runway. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Applicable risks and uncertainties include, among others, risks and uncertainties relating to the timing and outcomes of nonclinical studies, including whether FDA will determine that the completed rat reproductive toxicity study is adequate to support IND clearance; risks and uncertainties relating to the timing of studies and trials; risks and uncertainties relating to the clinical expansion into preeclampsia and associated trials; the risk that preliminary, interim or topline data, including the preliminary results from the first two fetal growth restriction cohorts, may change as more data become available and are subject to audit and verification procedures; the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; the risk that the ReMEDy2 interim analysis may result in a recommendation to stop the trial for futility or to increase the sample size, which could increase costs and delay completion; risks relating to the conditional nature of regulatory authorizations and the ability to obtain additional authorizations in other jurisdictions; DiaMedica’s plans to develop, obtain regulatory approval for and commercialize its DM199 product candidate for the treatment of preeclampsia, fetal growth restriction and acute ischemic stroke and its expectations regarding the benefits of DM199; DiaMedica’s ability to conduct successful clinical testing of DM199 and within its anticipated parameters, site activations, enrollment numbers, costs and timeframes; the perceived benefits of DM199 over existing treatment options; the potential direct or indirect impact of hospital and medical facility staffing shortages, increased tariffs and worldwide global supply chain shortages on DiaMedica’s business and clinical trials, including its ability to meet its site activation and enrollment goals; DiaMedica’s reliance on collaboration with third parties, including investigators conducting investigator-sponsored trials, to conduct clinical trials; DiaMedica’s ability to continue to obtain funding for its operations, including funding necessary to complete current and planned clinical trials and obtain regulatory approvals for DM199 for preeclampsia, fetal growth restriction and acute ischemic stroke; and the risks identified under the heading “Risk Factors” in DiaMedica’s annual report on Form 10-K for the fiscal year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (SEC) and subsequent SEC reports, including our most recent quarterly report on Form 10-Q. The forward-looking information contained in this press release represents the expectations of DiaMedica as of the date of this press release and, accordingly, is subject to change after such date. Readers should not place undue importance on forward-looking information and should not rely upon this information as of any other date. While DiaMedica may elect to, it does not undertake to update this information at any particular time except as required in accordance with applicable laws.

Contact:

Scott Kellen

Chief Financial Officer

Phone: (763) 496-5118
skellen@diamedica.com

For Investor Inquiries:
Mike Moyer
Managing Director, LifeSci Advisors, LLC

Phone: (617) 308-4306
mmoyer@lifesciadvisors.com

Media Contact:
Madelin Hawtin
LifeSci Communications
mhawtin@lifescicomms.com

DiaMedica Therapeutics Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$9,243	$6,437	$25,383	$17,915
General and administrative	2,378	2,596	7,218	7,269
Operating loss	(11, 621)	(9,033)	(32,601)	(25,184)

Other income, net	319	419	1,132	1,176

Loss before income tax expense	(11,302)	(8,614)	(31,469)	(24,008)

Income tax expense	(8)	(6)	(22)	(18)

Net loss	(11,310)	(8,620)	(31,491)	(24,026)

Other comprehensive loss
Unrealized gain (loss) on marketable securities	(18)	64	(105)	27

Net loss and comprehensive loss	$(11,328)	$(8,556)	$(31,596)	$(23,999)

Basic and diluted net loss per share	$(0.21)	$(0.17)	$(0.58)	$(0.53)
Weighted average shares outstanding – basic and diluted	53,943,455	49,630,119	53,877,630	45,168,749

DiaMedica Therapeutics Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,800	$15,647
Marketable securities	28,105	44,243
Prepaid expenses and other assets	411	481
Amounts receivable	176	258
Total current assets	35,492	60,629

Non-current assets:
Deferred offering costs	400	400
Property and equipment, net	131	145
Operating lease right-of-use asset, net	130	197
Total non-current assets	661	742

Total assets	$36,153	$61,371

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,646	$1,475
Accrued liabilities	4,691	3,545
Operating lease obligation	110	101
Finance lease obligation	7	11
Total current liabilities	7,454	5,132

Non-current liabilities:
Operating lease obligation	40	124
Finance lease obligation	—	4
Total non-current liabilities	40	128

Shareholders’ equity:
Common shares, no par value; unlimited authorized; 53,957,474 and 53,742,370 shares issued and outstanding, as of September 30, 2026 and December 31, 2025, respectively	—	—
Paid-in capital	232,973	228,829
Accumulated other comprehensive income (loss)	(55)	50
Accumulated deficit	(204,259)	(172,768)
Total shareholders’ equity	28,659	56,111
Total liabilities and shareholders’ equity	$36,153	$61,371

DiaMedica Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(31,491)	$(24,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	3,473	2,654
Amortization of discounts on marketable securities	(506)	(690)
Non-cash lease expense	67	61
Depreciation	35	32
Changes in operating assets and liabilities:
Amounts receivable	82	(24)
Prepaid expenses and other assets	70	(218)
Deposits	—	1,108
Accounts payable	1,171	980
Accrued liabilities and operating lease liabilities	1,071	(1,174)
Net cash used in operating activities	(26,028)	(21,297)

Cash flows from investing activities:
Purchase of marketable securities	(29,566)	(51,224)
Maturities and sales of marketable securities	46,105	41,071
Purchases of property and equipment	(21)	(34)
Net cash provided by (used in) investing activities	16,518	(10,187)

Cash flows from financing activities:
Proceeds from the sale of common shares, net of offering costs	—	31,527
Proceeds from the exercise of common stock options	671	722
Deferred offering costs	—	(456)
Principal payments on finance lease obligation	(8)	(8)
Net cash provided by financing activities	663	31,785

Net increase (decrease) in cash and cash equivalents	(8,847)	301
Cash and cash equivalents at beginning of period	15,647	3,025
Cash and cash equivalents at end of period	$6,800	$3,326

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$20	$18